News Release
FOR IMMEDIATE RELEASE

TEREX ANNOUNCES SECOND QUARTER 2011 RESULTS

WESTPORT, CT, July 20, 2011 -- Terex Corporation (NYSE: TEX) today announced income from continuing operations for the second quarter of 2011 of $0.9 million, or $0.01 per share, compared to a loss from continuing operations of $13.1 million, or $0.12 per share, in the second quarter of 2010. The second quarter results were favorably impacted by an after-tax gain of approximately $26 million, or $0.22 per share, on the sale of approximately 1.4 million shares of Bucyrus International, Inc. common stock, and were negatively impacted by restructuring and related after-tax charges of approximately $33 million, or $0.29 per share, relating to the Cranes segment, where the Company continues its cost reduction and manufacturing footprint rationalization. There were also after-tax charges related to the pending acquisition of Demag Cranes AG of approximately $3 million. Adjusting for these items, income from continuing operations would have been approximately $11 million, or $0.10 per share.

Net sales from continuing operations were $1,488.2 million in the second quarter of 2011, an increase of 37.8% from $1,079.9 million in the second quarter of 2010. Adjusting for the translation effect of foreign currency exchange rate changes, net sales increased approximately 30% from the comparable prior year period. Income from operations was $6.8 million in the second quarter of 2011, as compared to a loss from operations of $10.4 million in the second quarter of 2010, an improvement of $17.2 million. Excluding the impact of certain items in both periods, income from operations as adjusted would be approximately $43 million in the second quarter of 2011 compared to approximately $8 million in the second quarter of 2010. The Glossary at the end of this press release contains further details regarding these items.

All results are for continuing operations, unless stated otherwise. Discontinued operations include the Mining, Atlas and Powertrain businesses. All per share amounts are on a fully diluted basis.

“We have made progress during the first six months of 2011, but there is still significant work in front of us,” commented Ronald M. DeFeo, Terex's Chairman and Chief Executive Officer. “We had strong performance in terms of order and sales activity in the second quarter but supplier constraints on component deliveries and other operational challenges caused operating margins to be below expectations. Our sales grew by 38% over the prior year period and 18% over the first quarter of 2011. Overall, our Materials Processing (MP) segment performance not only had solid growth in sales, but also made excellent progress in terms of increased operating margins. Our Aerial Work Platforms (AWP) segment also made progress, but not at the operating margins we expected. Our Cranes segment continued to adjust to the softer European market demand and has taken and continues to initiate substantial cost reductions. Our suppliers have struggled in some areas to keep up with our requirements. This was particularly an issue for our Construction segment, but deliveries from component suppliers had improved by the end of the quarter.”

“We anticipate that Cranes restructuring actions will improve that segment's performance, particularly in 2012. In total, we expect approximately $70 million in annualized benefit from the actions that have and will be taken in that segment. These changes reflect headcount and facility adjustments, and, while painful, we anticipate a stronger and better franchise in the future. Terex Port Equipment made substantial progress in the quarter. While this business was not yet profitable, losses excluding restructuring and related costs were cut in half from the first quarter. As a result of the improving demand environment and the restructuring actions that have been and will be taken, we expect this business to exit 2011 at a break even rate or better. AWP costs, both material and headcount, caused some disappointment in our margin performance for this segment. Our previously announced 4.5% price increase in AWP should begin helping our performance in the second half of 2011. Now that the net sales and order rates have moderated somewhat we think the stability of the workforce can be driven to higher productivity. Construction performance is expected to progress as supply shortages diminish and prior restructuring yield improved results. Roadbuilding product demand did slow, particularly in Brazil, which we had not anticipated.”

"The Demag Cranes AG purchase offer has met our expectations and progressed well. At the end of the extended offer period, preliminary results indicate that approximately 82% of the outstanding shares were tendered for purchase or are already owned by Terex. Demag Cranes AG will add a new business segment to Terex with world-class products in industrial cranes and hoists, port technology and service. Demag Cranes AG's business is highly complementary to the existing Terex business, and the combination has compelling industrial logic. The addition of Demag Cranes AG is expected to add approximately $1.7 billion annually in net sales with a strong footprint in Europe and emerging markets. The completion of the offer still remains subject to merger control clearance by the European Commission. We expect that this transaction will close in the third quarter of 2011."

“We anticipate that our full year performance will be near the top of our range for net sales. Our prior expectation for full year 2011 was for net sales to be between $5.2 billion and $5.5 billion, resulting in EPS, excluding restructuring and other items, between $0.60 and $0.75. Current expectations are for full year 2011 net sales to be between $5.4 billion and $5.6 billion. Our full year earnings guidance reflects our first half performance, as well as input cost concerns that are slowly moderating. We anticipate EPS for the full year 2011 to be between $0.40 and $0.60 per share, excluding restructuring and other items. We also expect the remainder of 2011 to deliver positive free cash flow in the range of $350 million to $400 million. The above guidance excludes any impact from the Demag Cranes AG transaction.”

Second Quarter Performance Review

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in a Glossary at the end of this press release.

Aerial Work Platforms: Net sales for the AWP segment for the second quarter of 2011 increased $251.7 million, or 108.3%, to $484.1 million versus the second quarter of 2010. Adjusting for the translation effect of foreign currency exchange rate changes, net sales increased approximately 105% from the comparable prior year period. The North American and Brazilian markets continued to show strong growth and Western European market demand has continued to strengthen from last quarter. Booms and telehandlers demonstrated particular sales strength and significant growth was seen across all product lines. Additionally, price increases were implemented late in the quarter in all geographies, with the benefits expected to be seen in the second half of the year. Also contributing to the increase in segment sales was the disposition of the remainder of the segment's utility rental fleet, the first portion of which was sold in late 2010.

Income from operations in the second quarter of 2011 was $28.2 million, or 5.8% of net sales, as compared to a loss from operations of $2.3 million, or 1.0% of net sales, during the second quarter of 2010. Operating profit benefited mainly from increased sales volumes and product mix, partially offset by under-absorption in some facilities due to manufacturing inefficiencies, supplier shortages and increased costs from suppliers, all of which can occur with rapid increases in production levels.

Construction: Net sales for the Construction segment for the second quarter of 2011 increased $82.3 million, or 29.5%, to $361.3 million versus the second quarter of 2010. Adjusting for the translation effect of foreign currency exchange rate changes, net sales increased approximately 23% from the comparable prior year period. The improvement in net sales was again driven by strong demand for material handlers and increased demand for trucks, especially in developing markets like Russia and Latin America.  Higher demand in North America relating to increased mining activity also led to higher truck sales in Canada. Also contributing to the increase in net sales was demand for backhoe loaders in Northern Europe and Russia, increased interest in compact equipment in both rental outlets and the distribution network throughout the Americas and strong parts sales driven by aging fleets and higher utilization. This increase was offset by a sharp decrease in Roadbuilding products, predominantly in Brazil, where some tightening in government sponsored financing programs constrained demand.

Loss from operations in the second quarter of 2011 was $6.8 million, or 1.9% of net sales, as compared to a loss from operations of $16.8 million, or 6.0% of net sales, during the second quarter of 2010. Operating results benefited from increased sales volumes, selling, general and administrative (SG&A) savings and improved operating performance due to restructuring that has taken place over the past few years. This was offset by component shortages which caused missed shipments and under-absorption at some facilities, lower volumes in Roadbuilding products and an unfavorable product mix in the North American operations. Operating results included a pre-tax charge for a long-standing dispute settled in arbitration for $2.0 million.

Cranes: Net sales for the Cranes segment for the second quarter of 2011 increased $15.0 million, or 3.3%, to $464.1 million versus the second quarter of 2010. Adjusting for the translation effect of foreign currency exchange rate changes, net sales decreased approximately 5% from the comparable prior year period. Rough terrain cranes, truck cranes and mobile port equipment demonstrated the most significant contribution to sales growth this quarter, especially in North America, where rough terrain and truck cranes have shown particular strength. Tower cranes and some of the large crawler cranes have also experienced positive trends this quarter and the segment is seeing some renewed interest in tower cranes from very low 2009 demand levels. All-terrain cranes have rebounded a bit from soft first quarter levels, although still significantly lower than a year ago. Shifting delivery dates for orders in backlog and order cancellations continue to disrupt current shipment expectations in the German cranes business.

Loss from operations in the second quarter of 2011 was $34.0 million, or 7.3% of net sales, as compared with income from operations of $17.0 million, or 3.8% of net sales, during the second quarter of 2010. Operating results were negatively affected by under-absorption, SG&A costs and restructuring charges. The pre-tax restructuring and other charges of approximately $36 million related to cost reduction and manufacturing footprint rationalization. These were partially offset by higher net sales, decreased warranty expense and a favorable adjustment related to a prior acquisition of approximately $3 million.

Materials Processing: Net sales for the MP segment for the second quarter of 2011 increased $53.2 million, or 39.3%, to $188.7 million versus the second quarter of 2010. Adjusting for the translation effect of foreign currency exchange rate changes, net sales increased approximately 30% from the comparable prior year period. Machine sales continued to show strength worldwide, particularly in Australia, South Africa and the Americas, primarily due to dealer restocking ahead of anticipated orders driven by early cycle demand and an increasing need for higher productivity and larger capacity machines. Northern and Eastern European markets have continued to recover with strong sales both sequentially and year-over-year partially driven by growth in the UK and Germany.

Income from operations in the second quarter of 2011 was $21.1 million, or 11.2% of net sales, compared to income from operations of $9.2 million, or 6.8% of net sales, during the second quarter of 2010. The primary drivers of the improved operating performance were better manufacturing utilization and product mix and pricing.

Corporate and Other / Eliminations: The loss from operations of $1.7 million during the second quarter of 2011 improved by $15.8 million compared to the prior year period, mainly due to the impact of a higher allocation of expenses to the business segments, less restructuring and increased government sales in the current year period.

Interest and Other Income (Expense): Interest expense, net of interest income in the second quarter of 2011 decreased $8.5 million when compared to the second quarter of 2010, primarily driven by reduced interest expense due to the retirement of debt over the past year. Other income in the second quarter of 2011 included a pre-tax gain of approximately $40 million related to the sales of a portion of the Company's shares of Bucyrus International common stock. The Company will be receiving $92 per share during the third quarter of 2011 for the remaining 2.6 million shares of Bucyrus International common stock it holds, as Caterpillar, Inc. completed its acquisition of Bucyrus International in early July. Other expense included pre-tax acquisition related charges for Demag Cranes AG and mark to market charges on derivative contracts related to that transaction totaling approximately $3 million. Additionally, approximately $2 million of charges related to prior acquisition settlements are included in other expense.

Taxes: The effective tax rate for the second quarter of 2011 was approximately 99% compared to an effective tax rate of approximately 67% for the second quarter of 2010.  The higher tax rate in the second quarter of 2011 compared to the statutory rate was mainly due to the Company's inability to record tax benefits on losses in certain jurisdictions partially offset by a reduction in the provision for uncertain tax positions.

Capital Structure:  The Company's liquidity at June 30, 2011 totaled $1,197.1 million, which comprised cash balances of $702.0 million and borrowing availability under the Company's revolving credit facility of $495.1 million. Liquidity at June 30, 2011 decreased by $21.9 million compared to March 31, 2011 levels of $1,219.0 million, predominantly from increased working capital investment in light of demand expectations, partially offset by proceeds from the sale of a portion of the Company's shares of Bucyrus International common stock that contributed approximately $127 million to overall liquidity. In the second quarter, the Company also invested approximately $42 million in additional financing receivables as part of its initiatives to provide solutions to its customers and help accelerate the growth of the Company's businesses.

“We expect our current cash position, coupled with our updated credit facility and improving cash flow outlook, to provide sufficient liquidity to complete the Demag Cranes AG acquisition and continue to progress our internal operating initiatives,” commented Phil Widman, Terex's Senior Vice President and Chief Financial Officer.

Return on Invested Capital (ROIC) was 0.5% for the trailing twelve months ended June 30, 2011, reflecting the relatively low operating income generated during the period. Cash used in operations in the first six months of 2011 was approximately $219 million, mainly driven by cash used for working capital of approximately $289 million. For the comparable period in 2010, cash used in operations was approximately $240 million. Debt, less cash and cash equivalents, increased approximately $31 million in the second quarter of 2011, compared to the first quarter of 2011, to approximately $725 million.

Working Capital: Working Capital as a percent of Trailing Three Month Annualized Net Sales was 33.2% at June 30, 2011, as compared to 36.5% at March 31, 2011, mainly influenced by increased production in anticipation of increased demand in the recovering segments and the impact of seasonal demand. The Company's percentage of sales target for working capital of below 30% by year end is expected to come largely from reductions in the Cranes segment as deliveries of several large orders are scheduled to occur and the Company works to better plan its production and delivery schedules in line with demand. The Company continued to take advantage of early payment discounts from its suppliers where the returns were significantly greater than the amount received from short-term bank deposits.

Backlog: Backlog for orders deliverable during the next twelve months was approximately $1,761 million at June 30, 2011, an increase of approximately 57% from June 30, 2010 and a decrease of approximately 2% from March 31, 2011.

AWP segment backlog increased approximately 137% and 1% as compared to June 30, 2010 and March 31, 2011, respectively. Continued replacement of aging fleets was the primary driver of the year-over-year increase. Backlog was essentially flat sequentially as orders were placed earlier in the year than normal by large national accounts. Order activity was strong across most models in the boom, scissor and telehandler categories, with particular increases in Europe and Asia.

Construction segment backlog increased approximately 155% and 25% as compared to June 30, 2010 and March 31, 2011, respectively, due to high demand for material handlers, compact equipment, backhoe loaders and trucks. Isolated supplier shortages for certain products in the second quarter pushed some deliveries into the third quarter.

Cranes segment backlog increased approximately 33% and decreased approximately 9% as compared to June 30, 2010 and March 31, 2011, respectively. Although order trends are still hard to predict for the largest port equipment products such as ship-to-shore cranes, the business has gained further clarity in its backlog for these products as more significant deliveries are expected to occur in the second half of this year. During the second quarter, the removal of orders from a customer in bankruptcy proceedings, the removal of orders for a newly developed all terrain crane that is not yet ready for introduction and order cancellations, reduced backlog by approximately $219 million.

MP segment backlog decreased approximately 23% and 9% as compared to June 30, 2010 and March 31, 2011, respectively. MP backlog decreased from the prior year primarily due to improved on-time deliveries of products and declined sequentially, as expected, due to some seasonality in the timing of orders.

The Glossary contains further details regarding backlog.

Conference call

The Company will host a conference call to review the financial results on Thursday, July 21, 2011 at 8:30 a.m. EDT. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company's website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company's website under “Audio Archives” in the “Investor Relations” section of the website.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements

This press release contains forward-looking information regarding future events or the Company's future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; our ability to successfully integrate acquired businesses; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; the effects of operating losses; a material disruption to one of our significant facilities; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our ability to timely manufacture and deliver products to customers; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our international operations are subject to a number of potential risks, including changing regulatory environments and political instability; difficulties in managing and expanding into developing markets; possible work stoppages and other labor matters; compliance with applicable laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, patent claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations resulting from the settlement of an investigation by the United States Securities and Exchange Commission (“SEC”); our implementation of a global enterprise system and its performance; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

As a result of the final court decree in August 2009 that formalized the settlement of an investigation of Terex by the SEC, for a period of three years, or such earlier time as Terex is able to obtain a waiver from the SEC, Terex cannot rely on the safe harbor provisions regarding forward-looking statements provided by the regulations issued under the Securities Exchange Act of 1934.

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$1,488.2	$1,079.9	$2,744.4	$2,015.8
Cost of goods sold	(1,273.3)	(925.0)	(2,362.3)	(1,762.4)
Gross profit	214.9	154.9	382.1	253.4
Selling, general and administrative expenses	(208.1)	(165.3)	(384.6)	(330.3)
Income (loss) from operations	6.8	(10.4)	(2.5)	(76.9)
Other income (expense)
Interest income	3.0	2.0	5.1	3.1
Interest expense	(27.9)	(35.4)	(56.1)	(71.3)
Loss on early extinguishment of debt	—	—	(6.3)	—
Other income (expense) - net	34.6	8.5	86.5	(4.4)
Income (loss) from continuing operations before income taxes	16.5	(35.3)	26.7	(149.5)
(Provision for) benefit from income taxes	(16.3)	23.6	(22.3)	60.5
Income (loss) from continuing operations	0.2	(11.7)	4.4	(89.0)
(Loss) income from discontinued operations - net of tax	(0.6)	(2.2)	5.8	(3.7)
(Loss) gain on disposition of discontinued operations- net of tax	(0.8)	(25.0)	(0.5)	595.4
Net (loss) income	(1.2)	(38.9)	9.7	502.7
Net loss (income) attributable to noncontrolling interest	0.7	(1.4)	1.5	(3.1)
Net (loss) income attributable to Terex Corporation	$(0.5)	$(40.3)	$11.2	$499.6
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	0.9	(13.1)	5.9	(92.1)
(Loss) income from discontinued operations - net of tax	(0.6)	(2.2)	5.8	(3.7)
(Loss) gain on disposition of discontinued operations - net of tax	(0.8)	(25.0)	(0.5)	595.4
Net (loss) income attributable to Terex Corporation	$(0.5)	$(40.3)	$11.2	$499.6
Basic Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.01	$(0.12)	$0.05	$(0.85)
(Loss) income from discontinued operations - net of tax	—	(0.02)	0.05	(0.03)
(Loss) gain on disposition of discontinued operations - net of tax	(0.01)	(0.23)	—	5.48
Net income (loss) attributable to Terex Corporation	$—	$(0.37)	$0.10	$4.60
Diluted Earnings (loss) Per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.01	$(0.12)	$0.05	$(0.85)
(Loss) income from discontinued operations - net of tax	—	(0.02)	0.05	(0.03)
(Loss) gain on disposition of discontinued operations - net of tax	(0.01)	(0.23)	—	5.48
Net income (loss) attributable to Terex Corporation	$—	$(0.37)	$0.10	$4.60
Weighted average number of shares outstanding in per share calculation
Basic	109.5	108.7	109.4	108.5
Diluted	114.8	108.7	115.0	108.5

The accompanying notes are an integral part of these condensed consolidated financial statements.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	June 30, 2011	Dec 31, 2010
Assets
Current assets
Cash and cash equivalents	$702.0	$894.2
Investments in marketable securities	254.6	521.4
Trade receivables (net of allowance of $43.0 and $46.8 at June 30, 2011 and December 31, 2010, respectively)	940.2	782.5
Inventories	1,685.7	1,448.7
Deferred taxes	39.2	23.4
Other current assets	224.7	298.7
Total current assets	3,846.4	3,968.9
Non-current assets
Property, plant and equipment - net	588.4	573.5
Goodwill	515.3	492.9
Deferred taxes	86.1	90.5
Other assets	446.7	390.6
Total assets	$5,482.9	$5,516.4

Liabilities and Stockholders' Equity
Current liabilities
Notes payable and current portion of long-term debt	$73.9	$346.8
Trade accounts payable	651.6	570.0
Accrued compensation and benefits	154.9	128.5
Accrued warranties and product liability	89.7	86.4
Customer advances	119.7	95.8
Income taxes payable	195.7	186.8
Other current liabilities	253.3	259.9
Total current liabilities	1,538.8	1,674.2
Non-current liabilities
Long-term debt, less current portion	1,352.6	1,339.5
Retirement plans and other	384.3	391.3
Total liabilities	3,275.7	3,405.0
Commitments and contingencies
Stockholders' equity
Common stock, $.01 par value - authorized 300.0 shares; issued 121.8 and 121.2 shares at June 30, 2011 and December 31, 2010, respectively	1.2	1.2
Additional paid-in capital	1,267.6	1,264.2
Retained earnings	1,327.9	1,316.7
Accumulated other comprehensive income	180.1	100.4
Less cost of shares of common stock in treasury - 13.0 and 13.1 shares at June 30, 2011 and December 31, 2010, respectively	(598.6)	(599.3)
Total Terex Corporation stockholders' equity	2,178.2	2,083.2
Noncontrolling interest	29.0	28.2
Total stockholders' equity	2,207.2	2,111.4
Total liabilities and stockholders' equity	$5,482.9	$5,516.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited) (in millions)

	Six Months Ended June 30,
	2011	2010
Operating Activities of Continuing Operations
Net income	$9.7	$502.7
Adjustments to reconcile net income to net cash used in operating activities of continuing operations:
Discontinued operations	(5.3)	(591.7)
Depreciation and amortization	53.1	49.4
Deferred taxes	(4.7)	(55.1)
Stock-based compensation expense	13.7	18.6
Gain on sale of assets	(92.2)	(1.1)
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(132.2)	(125.2)
Inventories	(212.4)	(110.7)
Trade accounts payable	55.6	122.1
Other, net	95.8	(49.4)
Net cash used in operating activities of continuing operations	(218.9)	(240.4)
Investing Activities of Continuing Operations
Capital expenditures	(32.8)	(20.8)
Proceeds from disposition of discontinued operations	0.5	1,002.0
Purchases of marketable securities	(11.5)	—
Investments in derivative securities	—	(21.1)
Proceeds from sale of assets	294.6	6.1
Other investing	(4.2)	—
Net cash provided by investing activities of continuing operations	246.6	966.2
Financing Activities of Continuing Operations
Principal repayments of long-term debt	(297.6)	(1.3)
Net borrowings (repayments) under revolving line of credit agreements	21.9	(13.5)
Payment of debt issuance costs	(0.6)	(7.1)
Purchase of noncontrolling interest	—	(12.9)
Distributions to noncontrolling interest	—	(3.2)
Other, net	4.7	—
Net cash used in financing activities of continuing operations	(271.6)	(38.0)
Cash Flows From Discontinued Operations
Net cash used in operating activities of discontinued operations	—	(53.2)
Net cash provided by investing activities of discontinued operations	—	0.1
Net cash used in financing activities of discontinued operations	—	(0.1)
Net cash used in discontinued operations	—	(53.2)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	51.7	(92.2)
Net (Decrease) Increase in Cash and Cash Equivalents	(192.2)	542.4
Cash and Cash Equivalents at Beginning of Period	894.2	971.2
Cash and Cash Equivalents at End of Period	$702.0	$1,513.6

The accompanying notes are an integral part of these condensed consolidated financial statements.

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Second Quarter				Year-to-Date
	2011		2010		2011		2010
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,488.2		$1,079.9		$2,744.4		$2,015.8
Gross profit	214.9	14.4%	154.9	14.3%	382.1	13.9%	253.4	12.6%
SG&A	208.1	14.0%	165.3	15.3%	384.6	14.0%	330.3	16.4%
Income (loss) from operations	$6.8	0.5%	$(10.4)	(1.0)%	$(2.5)	(0.1)%	$(76.9)	(3.8)%

AWP
Net sales	$484.1		$232.4		$860.9		$448.1
Gross profit	75.0	15.5%	33.0	14.2%	124.6	14.5%	45.5	10.2%
SG&A	46.8	9.7%	35.3	15.2%	90.4	10.5%	68.1	15.2%
Income (loss) from operations	$28.2	5.8%	$(2.3)	(1.0)%	$34.2	4.0%	$(22.6)	(5.0)%

Construction
Net sales	$361.3		$279.0		$704.2		$483.5
Gross profit	44.1	12.2%	18.9	6.8%	82.6	11.7%	33.0	6.8%
SG&A	50.9	14.1%	35.7	12.8%	92.9	13.2%	72.6	15.0%
Loss from operations	$(6.8)	(1.9)%	$(16.8)	(6.0)%	$(10.3)	(1.5)%	$(39.6)	(8.2)%

Cranes
Net sales	$464.1		$449.1		$862.4		$862.8
Gross profit	50.4	10.9%	79.1	17.6%	90.9	10.5%	135.1	15.7%
SG&A	84.4	18.2%	62.1	13.8%	147.4	17.1%	121.2	14.0%
(Loss) income from operations	$(34.0)	(7.3)%	$17.0	3.8%	$(56.5)	(6.6)%	$13.9	1.6%

MP
Net sales	$188.7		$135.5		$340.9		$243.7
Gross profit	40.8	21.6%	24.2	17.9%	73.6	21.6%	40.1	16.5%
SG&A	19.7	10.4%	15.0	11.1%	40.2	11.8%	31.2	12.8%
Income from operations	$21.1	11.2%	$9.2	6.8%	$33.4	9.8%	$8.9	3.7%

Corporate/Eliminations
Net sales	$(10.0)		$(16.1)		$(24.0)		$(22.3)
Gross profit	4.6	(46.0)%	(0.3)	1.9%	10.4	(43.3)%	(0.3)	1.3%
SG&A	6.3	(63.0)%	17.2	(106.8)%	13.7	(57.1)%	37.2	(166.8)%
Loss from operations	$(1.7)	17.0%	$(17.5)	108.7%	$(3.3)	13.8%	$(37.5)	168.2%

GLOSSARY

In an effort to provide investors with additional information regarding the Company's results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets.

As changes in foreign currency exchange rates have a non-operating impact on our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions that were not included in comparable prior periods is subtracted from the absolute change in results to allow for better comparability of results between periods.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended June 30, 2011, unless otherwise indicated.

After-tax gains or expense and per share amounts are calculated using pre-tax amounts, applying a tax rate based on normal jurisdictional rates to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The Company assesses the impact of these items because when providing guidance on earnings per share, the items were unknown or excluded.

		Tax	After-
	Pre-Tax	Rate	Tax	EPS
Gain on sale of BUCY shares	$40.0	35.7%	$25.7	$0.22
Demag Cranes AG charges	$(2.7)	*	$(2.5)	$(0.02)
Restructuring and other charges	$(36.4)	*	$(33.2)	$(0.29)

* Based on a jurisdictional blend

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company's customers' demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2011	June 30, 2010	% change	Mar 31, 2011	% change

Consolidated Backlog	$1,760.5	$1,119.9	57.2%	$1,791.9	(1.8)%

AWP	$447.8	$188.7	137.3%	$445.4	0.5%

Construction	$301.1	$118.3	154.5%	$240.3	25.3%

Cranes	$918.0	$691.1	32.8%	$1,003.9	(8.6)%

MP	$93.6	$121.8	(23.2)%	$102.3	(8.5)%

Days Payable Outstanding is calculated by dividing Trade accounts payable by the product of the trailing three months Cost of goods sold multiplied by four, which ratio is multiplied by 365 days.

Days Payable Outstanding
	June 30, 2011	March 31, 2011
Trade Accounts Payable	$651.6	$626.1
Cost of goods sold for the three months ended	1,273.3	1,089.0
	x 4	x 4
Annualized cost of goods sold	$5,093.2	$4,356.0

Quotient	0.1279	0.1437
	X 365 days	X 365 days
Days Payable Outstanding	47 days	52 days

Days Sales Outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by four, which ratio is multiplied by 365 days.

Days Sales Outstanding
	June 30, 2011	March 31, 2011
Trade Receivables	$940.2	$896.6
Net sales for the three months ended	1,488.2	1,256.2
	x 4	x 4
Annualized net sales	$5,952.8	$5,024.8

Quotient	0.1579	0.1784
	x 365 days	x 365 days
Days Sales Outstanding	58 days	65 days

Debt is calculated using the Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. It is a measure that aids in the evaluation of the Company's financial condition.

Long term debt, less current portion	$1,352.6
Notes payable and current portion of long-term debt	73.9
Debt	$1,426.5

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex's ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Income (loss) from operations	$6.8	$(10.4)	$(2.5)	$(76.9)
Depreciation	20.6	16.8	40.7	37.2
Amortization	6.3	5.4	12.4	12.2
Bank fee amortization not included in Income (loss) from operations	(1.6)	(1.7)	(3.2)	(3.3)
EBITDA	$32.1	$10.1	$47.4	$(30.8)

Free cash flow is defined as income from operations plus depreciation, amortization, proceeds from the sale of fixed assets, plus or minus changes in working capital, customer advances and rental/demo equipment and less capital expenditures.

Gross Margin is defined as the ratio of Gross Profit to Net Sales.

Income from operations as adjusted

	Three months ended June 30,
	2011	2010
Income (loss) from operations as reported	$6.8	$(10.4)
Restructuring & Realignment	-	11.0
Historical Foreign Duty	-	7.0
Cranes Restructuring & Related Items	36.4	-
Prior Acquisition Settlements	(0.7)	-
Income from operations as adjusted	$42.5	$7.6

Inventory Turns and Days: Inventory Turns is calculated by dividing annualized cost of sales by the inventory balance. Days inventory is calculated by dividing 365 days by the inventory turns result.

Inventory Turns and Days
	June 30, 2011	March 31, 2011
Inventory	$1,685.7	$1,565.9
Cost of goods sold for the three months ended	1,273.3	1,089.0
	x 4	x 4
Annualized cost of sales	$5,093.2	$4,356.0

	365 days/	365 days/
Inventory turns	3.02x	2.78x
Days Inventory	121 days	131 days

Operating Margin is defined as the ratio of Income (Loss) from Operations to Net Sales.

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”) (as defined below) for each of the previous four quarters by the average of the sum of Total stockholders' equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT, which is a non-GAAP measure, for each quarter is calculated by multiplying Income (loss) from continuing and discontinued operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that earnings from discontinued operations, as well as the net assets that comprise those operations invested capital, should be included in this calculation because it captures the financial returns on its capital allocation decisions for the measured periods. Furthermore, the Company believes that returns on capital deployed in Terex Financial Services (“TFS”) do not represent management of the Company's primary operations and, therefore, TFS finance receivable assets and results of operations have been excluded from the calculation below. Additionally, the Company does not believe that the deferred gain on marketable securities and specifically the shares of Bucyrus (“BUCY shares”), held from the sale of our Mining business, is reflective of its ongoing operations and has been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) before income taxes for the respective quarter. The Company calculates ROIC using the last four quarters' NOPAT as this represents the most recent twelve-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters' ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) over the same time period as the numerator (four quarters of average invested capital).

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company's primary businesses excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders' equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company's performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders' equity provides a better comparison across similar businesses regarding total capitalization, and that ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Jun '11	Mar '11	Dec '10	Sep '10	Jun '10
Provision for (benefit from) income taxes as adjusted	$2.5	$(18.8)	$3.2	$41.8
Divided by: Loss before income taxes as adjusted	(23.6)	(41.4)	(37.7)	(51.4)
Effective tax rate as adjusted	(10.6)%	45.4%	(8.5)%	(81.3)%

Income (loss) income from operations as adjusted	$7.1	$(8.2)	$0.8	$4.7
Multiplied by: 1 minus Effective tax rate as adjusted	110.6%	54.6%	108.5%	181.3%
Adjusted net operating income (loss) after tax	$7.9	$(4.5)	$0.9	$8.5

Debt (as defined above)	$1,426.5	$1,417.1	$1,686.3	$1,973.2	$1,960.8
Less: Cash and cash equivalents	(702.0)	(723.7)	(894.2)	(1,354.3)	(1,513.6)
Debt less Cash and cash equivalents	$724.5	$693.4	$792.1	$618.9	$447.2

Total Terex Corporation stockholders' equity as adjusted	$1,999.3	$1,998.6	$1,907.2	$2,000.4	$1,908.1

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted	$2,723.8	$2,692.0	$2,699.3	$2,619.3	$2,355.3

June 30, 2011 ROIC	0.5%
Adjusted net operating income (loss) after tax (last 4 quarters)	$12.8
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders' equity as adjusted (5 quarters)	$2,617.9

Reconciliation of Loss before income taxes:	Three months ended 6/30/11	Three months ended 3/31/11	Three months ended 12/31/10	Three months ended 9/30/10
Income (loss) from continuing operations before income taxes	$16.5	$10.2	$(37.6)	$(51.2)
Less: Gain realized on sale of BUCY shares	(40.0)	(51.6)	—	—
Loss from discontinued operations before income taxes	(0.1)	—	(0.1)	(0.2)
Loss before income taxes as adjusted	$(23.6)	$(41.4)	$(37.7)	$(51.4)

Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	$6.8	$(9.3)	$(0.5)	$3.6
Loss from operations for TFS	0.4	1.1	1.3	1.3
Loss from operations for discontinued operations	(0.1)	—	—	(0.2)
Income (loss) from operations as adjusted	$7.1	$(8.2)	$0.8	$4.7

Reconciliation of Provision for (Benefit from) income taxes:
Provision for (benefit from) income taxes as reported	$16.3	$6.0	$(4.9)	$38.6
Provision for income taxes on realized gain for sale of BUCY shares	(14.3)	(18.4)	—	—
Provision for (benefit from) income taxes for discontinued operations	0.5	(6.4)	8.1	3.2
Provision for (benefit from) income taxes as adjusted	$2.5	$(18.8)	$3.2	$41.8

Reconciliation of Terex Corporation stockholders' equity:	As of 6/30/11	As of 3/31/11	As of 12/31/10	As of 9/30/10	As of 6/30/10
Terex Corporation stockholders' equity as reported	$2,178.2	$2,157.9	$2,083.2	$2,064.3	$1,881.1
TFS assets	(127.5)	(85.4)	(76.2)	(38.9)	(29.8)
Deferred (gain) loss on marketable securities	(51.4)	(73.9)	(99.8)	(25.0)	56.8
Terex Corporation stockholders' equity as adjusted	$1,999.3	$1,998.6	$1,907.2	$2,000.4	$1,908.1

Total Capitalization is a measure that aids in the evaluation of the Company's balance sheet. It is an integral component of certain financial metrics that are often used to evaluate the Company's valuation, liquidity and overall health. Total capitalization as of June 30, 2011 is defined as the sum of:

·    Total Terex Corporation stockholders' equity; and
·    Debt (as defined above);
·    Less: Cash and cash equivalents.

Total Terex Corporation stockholders' equity	$2,178.2
Debt (as defined above)	1,426.5
Less: Cash and cash equivalents	(702.0)
Total Capitalization	$2,902.7

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

Second Quarter Net Sales	$1,488.2
x	4
Trailing Three Month Annualized Net Sales	$5,952.8

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. As of June 30, 2011, working capital was:

Inventories	$1,685.7
Trade Receivables	940.2
Less: Trade Accounts Payable	(651.6)
Total Working Capital	$1,974.3

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com